FARMOUT AND JOINT OPERATING AGREEMENT

Northrock Resources

International Frontier Resources Ltd.

Pacific Rodera Ventures Inc.

Berkley Petroleum Corp.

TULITA DISTRICT

NORTHWEST TERRITORIES

(MACKAY)

FARMOUT AND JOINT OPERATING AGREEMENT

TABLE OF CONTENTS

Article
1.00	DEFINITIONS	2
2.00	SCHEDULES	3
3.00	EFFECTIVE DATE AND TERM	3
4.00	SCOPE	4
5.00	TITLE AND ENCUMBRANCES	4
6.00	OPERATING PROCEDURE	5
7.00	ALLOCATION OF INCENTIVES	5
8.00	EARNING OPERATIONS	5
9.00	TULITA SEISMIC	6
10.00	EARNING	7
11.00	MUTUAL INTEREST LANDS	7
12.00	OPERATOR	10
13.00	DISPUTE RELOSUTION	10
14.00	GENERAL PROVISIONS	10
15.00	NOTICES	12

FARMOUT AND JOINT OPERATING AGREEMENT

THIS AGREEMENT is made as of July 23, 1999

AMONG:

INTERNATIONAL FRONTIER RESOURCES LTD., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called " International Frontier")

- and -

NORTHROCK RESOURCES an Alberta general partnership represented by its managing partner Northrock Resources Ltd., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Northrock")

- and -

PACIFIC RODERA VENTURES INC., a body corporate, having an office in the City of Vancouver, in the Province of British Columbia (hereinafter called "Pacific Rodera")

- and -

BERKLEY PETROLEUM CORP., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Berkley")

(The companies named above may sometimes individually be referred to as "Party" and collectively as the "Parties")

WITNESSETH:

WHEREAS, International Frontier holds legal title to EL-391; and

WHEREAS, International Frontier, Pacific Rodera and Northrock hold legal title to the Tulita Lease; and

WHEREAS, pursuant to a Joint Venture Agreement dated October 21, 1997 (the "Joint Venture Agreement"), International Frontier made arrangements for Pacific Rodera's predecessors in title (Pacific Royal Ventures Ltd. and Rodera Diamond Corporation), to acquire an interest in the Agreement Lands; and

WHEREAS, pursuant to a Letter Seismic Option Agreement, International Frontier, on behalf of itself and Pacific Rodera farmed out an interest in the Agreement Lands to Northrock and appointed Northrock as Operator; and

WHEREAS, the Parties have entered into a Letter Farmout Agreement with respect to the Agreement Lands; and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Letter Farmout Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE I - DEFINITIONS

In this Agreement, including the recitals, unless the context otherwise requires, the definitions contained in Clause 101 of the Operating Procedure shall apply hereto.

a) "Access Agreement" means the agreement dated February 24, 1998, made between Tulita District Land Corporation Ltd. and International Frontier;

b) "Agreement Lands" means those lands described in Schedule "A", or so much thereof which remain subject to this Operating Procedure from time to time, and except where the context necessarily otherwise require, the Agreement Lands include the Petroleum Substances within, upon or under such lands;

c) "Mutual Interest Lands" means the lands which fall within a ten (10) mile corridor surrounding each separate block of Agreement Lands;

d) "Benefits Plan" means the Agreement dated February 24, 1998, made between Tulita Land Corporation, Ernie McDonald Land Corporation, Fort Norman Metis Land Corporation and International Frontier;

e) "Cost Estimate" means the operations and total cost of drilling the two Test Wells as set out in Schedule "C" attached;

f) "Documents of Title" means the documents listed in Schedule "A" and any document issued or negotiated in place thereof or derived therefrom, including any amendments, renewals or extensions of any such documents, conferring any right to explore any portion of the Agreement Lands for Petroleum Substances, to develop those lands in order to produce Petroleum Substances or to produce Petroleum Substances therefrom;

g) "Effective Date" means the 23rd day of July, 1999;

h) "EL-391" means Exploration License 391 dated May 5, 1997 issued by the Minister of Indian Affairs and Northern Development to International Frontier;

i) "EL-391 Lands" means the lands, the subject matter of EL-391, as the same may be amended from time to time in accordance with the terms thereof;

j) "Earning Operations" has the meaning ascribed to it in Article 8 hereof;

k) "IFR Royalty" means a 1.25% Gross Overriding Royalty on 15% production; payable to International Frontier (no deductions whatsoever);

l) "Letter Farmout Agreement" means the Letter Farmout Agreement dated July 23, 1999 between the Parties;

m) "Letter Seismic Option Agreement" means the Letter Agreement dated March 12, 1998, as amended, entered into between Northrock and International Frontier;

n) "Net Profits Interest" means the net profits interest payable pursuant to the Tulita Lease and the net profits interest payable pursuant to the Access Agreement;

o) "Operating Procedure" means the 1988 CAPL Model Frontier Joint Operating Procedure attached as Schedule "B", and the 1996 PASC Accounting Procedure and the 1993 CAPL Assignment Procedure annexed thereto and made part thereof, with amendments and elections as shown;

p) "TDL Lands" means lands, the subject matter of the Tulita Lease, as the same may be amended from time to time in accordance with the terms thereof;

q) "Test Wells" means the wells Northrock et al MacKay I-77 and Northrock et al W Fallstone F-01;

r) "Tulita Lease" means the Freehold Lease and Grant dated April 29, 1998 made between Tulita District Land Corporation Ltd. and International Frontier;

s) "Working Interest" means the share, expressed as a percentage, which each Party assumes of the costs and risks of the Earning Operations until such time as the Earning Operations are complete, as set out in Article 8, after which, Working Interest shall have the meaning ascribed to it in the Operating Procedure;

ARTICLE II - SCHEDULES

All Schedules attached hereto are incorporated herein by reference as fully as though contained in the body hereof. The said Schedules are:

(a) Schedule "A" which sets forth and describes the Documents of Title and Agreement Lands;

(b) Schedule "B" which is the Operating Procedure with the Accounting Procedure and the Assignment Procedure annexed thereto; and

(c) Schedule "C" which is the cost estimates making up the Cost Estimates.

ARTICLE I11- EFFECTIVE DATE AND TERM

This Agreement shall have effect from the 23rd day of July, 1999. Notwithstanding Article 23.11 of the Operating Procedure, this Agreement shall remain in effect until all obligations, claims, mediations, arbitrations and lawsuits have been settled or otherwise resolved.

ARTICLE IV - SCOPE

The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Documents of Title and within the Mutual Interest Lands, including without limitation the joint exploration, appraisal, development and production of Petroleum Substances from the Agreement Lands.

Without limiting the generality of the above, the following activities are outside of the scope of this Agreement and are not addressed herein:

(a) Construction, operation, maintenance, repair and removal of downstream facilities;

(b) Transportation of Petroleum Substances beyond the point of delivery of the Parties' shares of Hydrocarbons to any downstream facility;

(c) Marketing and sales of Petroleum Substances; and

(d) Exploration, appraisal, development or production of minerals other than Petroleum Substances.

ARTICLE V-TITLE AND ENCUMBRANCES

International Frontier, with respect to EL-391 and the EL-391 Lands, and International Frontier, Pacific Rodera and Northrock with respect to the Tulita Lease and the TDL Lands, do not warrant title to their respective interests in such Documents of Title or Agreement Lands but each such party covenants that:

(a) it has complied with the terms of the respective Documents of Title to the extent necessary to keep them in full force and effect;

(b) it has good right, full power and authority to enter into this Agreement;

(c) it has not, as of the Effective Date, received any notice of default in respect of the respective Documents of Title; and

(d) the portion of the Agreement Lands held by it have not been assigned or otherwise encumbered except as may be set forth in this Article.

No party shall do, or cause to be done, any act or make any omission whereby the Agreement Lands become encumbered in such a way as to adversely affect the interests of any other party or whereby the Documents of Title becomes or may become subject to termination or forfeiture.

If any Party to this Agreement creates an overriding royalty, production payment or other burden payable out of production attributable to its Working Interest held or to be acquired hereunder, or if such a burden existed prior to this Agreement and is not set forth in this Agreement, and was not disclosed in writing to the other Parties prior to the execution of this Agreement, or is not a jointly-acknowledged and accepted written obligation of all Parties (any such interest being hereinafter referred to as "Subsequently-Created Interest") irrespective of the timing of its creation and the Party out of whose Working Interest the Subsequently-Created Interest is derived (being hereinafter referred to as "Burdened Party") and the Burdened Party is required under this Agreement, including the Operating Procedure, to assign or relinquish to the other Party or Parties, all or a portion of its Working Interest and/or the production attributable thereto, each other Party shall receive said assignment and/or production free and clear of the Subsequently Created Interest, and the Burdened Party shall indemnify and save harmless each other Party from any and all claims and demands for payment asserted by the owners of the Subsequently-Created Interest.

The obligation of a Party to convey an interest in the Agreement Lands to another Party as herein provided shall extend only to such title as the Party conveying the interest now holds.

The following are the sole encumbrances applicable to the Agreement Lands and except as set out below, shall be shared International Frontier 21.75%, Pacific Rodera 13.25%, Northrock 32.5% and Berkley 32.5%:

(a) the Access Agreement;

(b) the Benefits Plan;

(c) the royalties payable to the applicable lessors under the Title Documents;

(d) the Net Profits Interest; and

(e) the IFR Royalty, which shall be assumed by Berkley 100%, is only applicable to Exploration Licence 391 and Tulita Freehold.

The working interest of the parties is encumbered by a Net Profits Interest payable to Tulita District Land Corporation Ltd. calculated pursuant to Schedule Three of the Access Agreement. Clause 3.4 of Schedule Three allows for the elimination of the Net Profits Interest with respect to an interest in the Agreement Lands that is conveyed to a third party. The parties agree:

1) The consideration paid on sale/disposition of an interest in the Agreement Lands shall be credited against the Net Profits Account as allowed in 2.2 (b).

2) As a consequence of the sale/disposition of an interest in the Agreement Lands, the Net Profits Interest will come payable sooner, and shall apply to less than the 100% undivided interest. The parties, including the party acquiring the sold/disposed interest, shall share the remaining responsibility for the entire Net Profits Interest in proportion to their working interests.

ARTICLE VI - OPERATING PROCEDURE

The Parties hereto agree that the Operating Procedure as amended by this Agreement governs the relationship of the Parties hereto and applies to all operations conducted with respect to the exploration, development and maintenance of the Agreement Lands for the production of Petroleum Substances. Until such time as the Earning Operations have been conducted and paid for in the Working Interests set out in Article 8 hereof, the provisions of Articles 9 (Independent Operations) and 11 (Surrender of Agreement Lands) of the Operating Procedure shall be suspended.

ARTICLE VII - ALLOCATION OF INCENTIVES

Subject to the applicable government regulations, incentives of any kind which are generated by operations conducted pursuant to this Agreement, shall be allocated among the Parties in accordance with each party's percentage participation in such operation.

ARTICLE VIII - EARNING OPERATIONS

Earning Operations include the drilling to Contract Depth, casing, completing, evaluating and if required, abandonment and reclamation of two Test Wells to be drilled by Northrock on EL-391. The Test Wells are Northrock et al MacKay I-77 and Northrock et al W Fallstone F-01. Contract Depth for the MacKay I-77 well is the lesser of 2350 metres subsurface or 150 metres below the top of the Bear Rock formation of Devonian Age and for the W Fallstone F-01 well is the lesser of 1400 metres subsurface or 25 metres below the top of the Imperial Shale Formation of Devonian Age.

Working interests in the drilling of the two Test Wells including the activities set out in the Cost Estimate shall be:

- Up to an aggregate of one and one half times the Cost Estimate

Northrock International Frontier Pacific Rodera Berkley	33.33% 6.25% 6.25% 54.17%

- Costs from one and one half times to two times the Cost Estimate

Northrock International Frontier Pacific Rodera Berkley	32.9167% 14.0000% 9.7500% 43.3333%

- Costs in excess of two times the Cost Estimate

Northrock International Frontier Pacific Rodera Berkley	32.50% 21.75% 13.25% 32.50%

Costs for supplementary operations and mutually agreed upon costs such as additional DST's, coring or additional completion or evaluation operations not contemplated or included in the Cost Estimate shall be added to the Cost Estimate for the purpose of undertaking the above calculations. Should costs for the Earning Operations decrease as a result of sharing mobilization and/or demobilization costs with Alberta Energy Company, the amount of the decrease shall be subtracted from the Cost Estimate for the purpose of undertaking the above calculations.

Berkley shall reimburse Northrock, International Frontier and Pacific Rodera for 32.5% of the following costs (the " Back Costs"):

(a) proprietary data shot over the Lands (approximate cost $883,000);

(b) bonus on Tulita Freehold Lease (approximately $420,000);

(c) costs associated with Access Agreement, including signing bonus of $50,000;

(d) Costs to re-process trade data (Berkley to acquire its own original copy);

Northrock, International Frontier and Pacific Rodera shall share the reimbursement of Back Costs in proportion to the actual expenditures made by each party. Berkley shall pay Northrock the Back Costs within 30 days of execution of the Letter Farmout Agreement. Berkley has satisfied the Back Costs in the amount of $470,640.95. Berkley shall be responsible for a 32.5% share of all costs incurred after the date of this agreement and not included in the Earning Operations, the Tulita Seismic or the Back Costs.

ARTICLE IX -TULITA SEISMIC

Participation in two $1,000,000 seismic programs, to evaluate one or more of the Tulita Freehold Lease parcels (the "Tulita Seismic").

Working Interests for conducting the Tulita Seismic program shall be:

For the first $700,000 of the first seismic program.

Berkley	100%

thereafter, the Working Interests shall be as follows:

Northrock International Frontier Pacific Rodera Berkley	32.50% 21.75% 13.25% 32.50%

ownership of the Tulita Seismic shall be as follows:

Northrock International Frontier Pacific Rodera Berkley	32.50% 21.75% 13.25% 32.50%

ARTICLE X - EARNING

Following drilling, casing, completing, evaluating and if necessary abandonment of each Test Well, the demobilization of equipment and restoration costs and payment of all Earning Operations in the Working Interests set out above; Northrock and Berkley shall have earned, subject to a continuing obligation to complete and restore each Test Well. The Working Interests in EL-391 and the TDL Lands shall be, effective as of rig release date of the second Test Well:

Northrock International Frontier Pacific Rodera Berkley	32.50% 21.75% 13.25% 32.50%

ARTICLE XI - MUTUAL INTEREST LANDS

Scope of Area of Mutual Interest Obligation

The rights and obligations with respect to the Mutual Interest Lands shall be in effect from the Effective Date until the later of:

(i) July 1, 2001, if operations are conducted on the block or the Mutual Interest Lands contiguous with that block; or

(ii) As to each individual block of Agreement Lands two (2) years following the completion of recording of any seismic program or rig release of any well drilled on that individual block or Mutual Interest Lands contiguous with that block.

The Parties' obligations with respect to the Mutual Interest Lands shall not apply to EL-392 until after December 31, 1999.

A Party will be deemed to have3 acquired any Mutual Interest Lands acquired by an Affiliate of that Party, and the obligations in this Article will not apply to:

(a) interests acquired by a Party or an Affiliate of that Party pursuant to a corporate reorganization, the amalgamation with a third party or the acquisition of a third party; and

(b) legal or beneficial interests acquired by a Party or an Affiliate of that Party prior to the Effective Date, including any documents of title issued in direct substitution for the documents of title under which those interests had been held prior to the Effective Date.

Participation in Mutual Interest Lands

The rights of the Parties to participate in the acquisition of Mutual Interest Lands shall be shared:
Northrock International Frontier Pacific Rodera Berkley	32.50% 21.75% 13.25% 32.50%

Crown Mutual Interest Lands

If any Party wishes to acquire Mutual Interest Lands that the Crown offers for sale during the term of this Agreement, that party will first consult with the other Parties at least 1 week prior to the applicable bid submission deadline, to attempt to establish a joint bid to acquire those Mutual Interest Lands. If unanimous agreement is reached by the Parties for joint acquisition of those Mutual Interest Lands, Northrock will submit that bid on behalf of all Parties. If the Parties do not agree on the terms of a joint bid for those Mutual Interest Lands, any Party may submit an independent bid for those lands, subject to the following Clause. If agreement is reached by 2 or more (but not all) Parties after that consultation, the Parties that were able to agree on the: terms of a joint bid will have the right to participate in that bid in the proportions of their interests stipulated in this Article or in such other percentages as those Parties may agree. Each Party participating in a bid under this Clause will post its own security with respect to the work commitment.

Notice of Acquisition of Mutual Interest Lands

If any Party acquires Mutual Interest Lands or rights thereto:

(a) at a Crown sale without consulting the other Parties or without disclosing to them the price it was prepared to pay for that acquisition; or

(b) at a Crown sale where unanimous agreement was not reached pursuant to this Article XI and the price paid to acquire those Mutual Interest Lands differs by more than 5% from the last price the acquiring Party disclosed it was prepared to bid for the joint acquisition of those Mutual Interest lands; or

(c) other than by bidding at a Crown sale;

the acquiring Party will acquire those Mutual Interest- Lands or rights subject to the rights of the other Parties under this Article. The acquiring Party will deliver notice to the other Parties describing the material provisions of the acquisition of those Mutual Interest Lands or rights within 5 days of that acquisition.

Right To Acquire Mutual Interest Lands

Each Party receiving a notice of acquisition of Mutual Interest Lands may elect to participate in the acquisition of the applicable Mutual Interest Lands by notice to the acquiring Party within 10 days of the receipt of the acquiring Party's notice. A Party may elect to participate in that acquisition to the extent of that percentage interest stipulated for that Party in this Article or to the extent of that percentage interest increased by its proportionate share of a non participant's interest in that acquisition, with a limitation as to the maximum amount of increased participation which that Party is prepared to accept. Failure by a Party to limit participation in its notice to acquire an interest in those Mutual Interest Lands will be deemed to be an election to participate for its proportionate share of the interest. Any percentage of participation not assumed following these elections will remain with the acquiring Party. Once the respective interests of the Parties in the Mutual Interest Lands are determined, each Party that elected to acquire an interest in those lands will pay the corresponding share of the cash consideration of that acquisition to the acquiring Party or proceed with diligence to post its proportionate share of any security deposit within 15 days of receipt of the acquiring Party's invoice therefor.

Third Party Seismic Options and Farmins

Farmins and other earning arrangements with third parties are within the scope of acquisition of Mutual Interest Lands. If the consideration for the acquisition of Mutual Interest Lands is the drilling of a well or the conduct of certain operations, a Party that elects to acquire a portion of the acquiring Party's interest or rights in that acquisition will be required to assume a corresponding share of the cost, risk and expense of the applicable operations. If the terms of that acquisition enable the Parties to earn additional interests by conducting optional operations and fewer than all of the Parties that participated in that acquisition agree to exercise that option, only those Parties participating in that optional operation will be entitled to any portion of the interest so earned pursuant to that option and any additional associated rights or further options thereunder.

Pre-Existing Encumbrances On Mutual Interest Lands

If the Mutual Interest Lands acquired by the acquiring Party are not acquired at a Crown sale and are acquired subject to an overriding royalty, production payment or other charge of a similar nature, the acquiring Party must disclose that encumbrance in the notice of acquisition that it gives to the other Parties under this Article. Those Parties that elect to acquire an interest in those Mutual Interest Lands will assume a corresponding share of that disclosed encumbrance. However, the obligation to assume an encumbrance under this Clause will not apply to any encumbrance created directly or indirectly by or through an acquiring Party with an Affiliate, director, officer, agent, employee, independent contractor or consultant of that acquiring Party in conjunction with that acquisition.

Application Of Operating Procedure

The relationship of the Parties and the maintenance and operation of lands acquired pursuant to this Article will be governed by the Operating Procedure, unless those lands are to be governed by a different ag4eement or those lands were acquired by some, but fewer than all, Parties. If those lands were acquired by fewer than all Parties, the Operating Procedure will apply mutatis mutandis to those lands, and, if the Operator under the Operating Procedure is not an acquiring Party therein, the acquiring Parties will appoint an Operator for those lands as provided in the Operating Procedure.

Parties Not Required to Disclose Information

Nothing in this Article requires a Party to disclose to any other Party:

(a) any information beyond that information which the Party is required to provide to that other Party pursuant to this Agreement at that time or;

(b) any interpretation developed by that Party at its own expense from geological, geophysical, geophysical or other data acquired by that Party under this Agreement.

ARTICLE XII - OPERATOR

Northrock is designated as Operator, and agrees to act as such.

ARTICLE XIII - DISPUTE RESOLUTION

The parties agree that, both during and after the performance of the terms of the agreement, each of them shall make bona fide efforts to resolve by negotiation any dispute between them. If the dispute is not resolved by informal negotiation prior to entering into binding arbitration pursuant to Article 22 of the Operating Procedure, the dispute shall be referred to mediation utilizing the Model Mediation Procedure of The Canadian Foundation for Dispute Resolution. The parties are free to select any mutually acceptable mediator. If the parties cannot agree, they may request The Canadian Foundation for Dispute Resolution assign a mediator to the dispute. A list and resumes of available mediators, numbering one more than there are parties, will be sent by the Foundation to the parties, each of whom may strike one mane, leaving the remaining name as the mediator. If ore than one name remains, the designated mediator shall be selected by The Canadian Foundation for Dispute Resolution from the remaining names. The mediation process shall continue until the case is resolved, one of the Parties wishes to terminate the mediation, or the mediator makes a finding that there is no possibility of resolution.

ARTICLE XIV - GENERAL PROVISIONS

Public Announcements

Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) non-affiliated Parties holding fifty percent (50%), or more, of the Working Interests has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Working Interests; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates.

Headings

The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

Gender

Reference to any gender includes a reference to all other genders.

Counterpart Execution

This Agreement may be executed in counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

Entirety

This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all other prior understandings and negotiations of the Parties, but does not supersede the Joint Venture Agreement.

Goods and Services Tax Election

The Parties hereto hereby authorize the Operator to make an election or elections jointly with the Operator under subsection 273 (i) of the Excise Tax Act. The Parties agree to be bound by any such election made, for the duration of this Agreement.

Limitations

The Parties agree that the two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, S.A. 1996 c. L-15-1, as amended, for any claim (as defined in that Act) arising in connection with this agreement is extended to four years.

ARTICLE XV - NOTICES

The Parties' Address for Service are as follows:

Northrock Resources

3500, 700 - 2nd Street S.W.

Calgary, Alberta T2P 2W2

Attention: Land Manager

Phone: (403) 213-7600

Fax: (403) 232-4650 Pacific Rodera Ventures Inc.

707, 1030 West Georgia Street

Vancouver, B.C. V6E 2Y3

Phone: (604) 689-2646

Fax: (604) 689-1289 International Frontier Resources Ltd.

312, 1117 - 1st Street S.W.

Calgary, Alberta

T2R 0T9

Phone: (403) 215-2780

Fax: (403) 215-2788 Berkley Petroleum Corp.

1250, 202 - 6th Avenue S.W.

Calgary, Alberta

T2P 2R9

Phone: (403) 571-3600

Fax: (403) 269-6510

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative's signature.

NORTHROCK RESOURCES,an Alberta general partnership represented by its managing partner Northrock Resources Ltd.

/s/ "Dawn Catherine Rorison"

DAWN CATHERINE RORISON

MANAGER, LAND SERVICES

INTERNATIONAL FRONTIER RESOURCES LTD.

INTERNATIONAL FRONTIER RESOURCES LTD.

/s/ " Pat Boswell"

PRESIDENT & CEO

PACIFIC RODERA VENTURES INC.

/s/ "David J.L. Williams"

/s/ "Harry Chew"

BERKLEY PETROLEUM CORP.

/s/ "Drew Tumbach"

DREW TUMBACH

VICE PRESIDENT

LAND & CONTRACTS

Execution page attached to and forming part of Farmout and Joint Operating Agreement dated July 23, 1999 between NORTHROCK RESOURCES an Alberta general partnership represented by its managing partner Northrock Resources Ltd., INTERNATIONAL FRONTIER RESOURCES LTD., PACIFIC RODERA VENTURES INC. and BERKLEY PETROLEUM CORP.